Exhibit 10.O



                                   April 25, 1996




Paul Mullen
3900 Cuba Road
Long Grove, IL 60047

Dear Paul:

     The provisions of this letter, when accepted by you, shall constitute an "Agreement" governing your employment with GES
Exposition Services, Inc. ("GES"), a wholly-owned subsidiary of The Dial Corp ("Employer").

     EMPLOYMENT - You shall be employed as President and Chief Executive Officer of GES during the term of this Agreement. You will devote your best efforts, energies, skill and all of your working time to the discharge of the duties and responsibilities as may from time-to-time be prescribed by Employer's Chief Executive Officer; to serve the best interest of Employer and GES; to perform your tasks to the reasonable satisfaction of the Employer's Chief Executive Officer; and to be responsible to Employer's Chief Executive Officer for the performance of the business of GES and its subsidiaries.

     TERM - The term of your employment shall be one year from the date your employment with GES commences and shall continue from year-to-year thereafter unless written notice of termination is given by Employer or you, six (6) months prior to your anniversary date, or six (6) months prior to your anniversary date of any year thereafter, as the case may be.

     COMPENSATION - You will be provided a base compensation of $300,000 per year. This base compensation will remain fixed for a period of time until Employer determines when market conditions would indicate merit increases, based upon your performance, should commence. You will be entitled to participate in incentive compensation plans of Employer which shall include Employer's Management Incentive Plan ("MIP") with a target eligibility of 30% of base compensation, and, subject to Employer's Board approval, will be eligible to participate in Employer's Performance Unit Plan ("PUP"), and Employer's Performance-Based Stock Plan, copies of which will be forwarded to you.

     Your 1996 MIP participation with GES will be based on partial year targets for that period of time in which you are President and Chief Executive Officer.
     RELOCATION - GES will provide you with assistance in your relocation from your current residence to Las Vegas, Nevada, by means of its Employee Relocation Program, the details of which will be forwarded to you.

     The Employee Relocation Program will be amended to provide six (6) months payment on the lesser amount of mortgage interest, taxes, insurance, utilities and general maintenance. These payments are conditioned upon your listing of your Long Grove, Illinois residence for sale.

     In addition, you will be reimbursed for up to six (6) months of temporary living expenses and weekly airline trips from Las
Vegas to Chicago.

     Further, you will be given a sum of $10,000 to cover miscellaneous moving expenses.

     OTHER BENEFITS - You shall be entitled to all fringe benefits or perquisites provided by Employer or GES to its executives generally using, whenever applicable, base compensation as the basis for determining such benefit. The benefits shall include, inter alia, participation in the Employer's 1992 Stock Incentive Plan, Executive Severance Plan, executive health, dental, life and disability plans, and the GES 401K Plan and the GES Supplemental Employees Retirement Plan, copies of which will be supplied to you.

     In addition, in your case, such benefits or perquisites shall also include the use of a luxury automobile, financial counseling, a country club's monthly dues (excluding initiation fees), and a luncheon and health club dues. You are also authorized to obtain first class air travel while on Employer or GES business.

     NON-COMPETE - It is agreed that, in the event of termination of your employment by either party, you will not, for a period of twelve (12) months from the date of such termination, directly or indirectly, solicit or do business with the clients of GES or Exhibitgroup/Giltspur or any of its affiliated companies.

     SEPTEMBER 13, 1995 LETTER - In exchange for your waiving any rights and claims to the Letter dated September 13, 1995, from Giltspur, Inc., you will be paid $218,750, less statutory deductions, promptly.

     SEVERANCE - In the event that your termination of employment is for a reason other than voluntary resignation or that you have been convicted of a felony, or a crime of moral turpitude, fraud or dishonesty, you will be paid a severance of one year's base compensation at your then current salary. The payment shall be in a lump sum, less statutory deductions.

     TERMINATION - Employer may suspend or terminate this Agreement and your employment at any time should you:

     (a) become incapable for more than 180 days of satisfactorily performing the duties required of your position due to personal injury or other physical or mental illness or disease; or

     (b) engage in activities that would constitute a conflict of interest with Employer, GES or GES subsidiaries; or

     (c) be convicted of a felony, or a crime of moral turpitude, fraud or dishonesty, or commit an act which, in the judgment of a majority of Employer's Board of Directors, subjects Employer, GES or GES subsidiaries to public disrespect, scandal or ridicule or adversely affects the utility of your services to Employer or GES; or

     (d) knowingly disregard or violate any instruction or policy established by Employer or GES with respect to the operation of the business and affairs of Employer, GES or GES's subsidiaries.

     If GES terminates your employment for cause, or if you terminate your employment as a result of your resignation or death, you (or your estate in the event of your death) shall be entitled to receive salary to the date of termination, but shall have no right or claim to an incentive award or bonus for the year in which termination occurs except if your employment terminates by your death.

     If you accept employment on the terms and conditions set forth in this letter, please indicate by your signature in the space provided and return one copy to me. This matter is to be kept confidential so that, if you accept, we may plan for an orderly and proper transition of executive management.

                                   Very truly yours,

                                   /s/  John W. Teets
                                        Chairman and CEO
                                        The Dial Corp


ACCEPTED AND AGREED:

/s/  Paul Mullen
Date: